Exhibit (a)(5)(clxxx)

Contact:

Deborah Lilienthal

Oracle Corp.

650-506-5158

Deborah.lilienthal@oracle.com

Oracle Comments on Tender Offer

REDWOOD SHORES, Calif Nov. 16 2004 Oracle Corporation (Nasdaq: ORCL) issued the following statement today:

“Oracle has learned that Capital Guardian Trust Company on behalf of its client accounts has decided to tender its shares,” said Oracle vice president of Corporate Communications, Jim Finn.

THOSE SHAREHOLDERS THAT WISH TO TAKE ADVANTAGE OF THE OFFER SHOULD TENDER THEIR SHARES BY PROPERLY COMPLETING THE GREEN LETTER OF TRANSMITTAL RECENTLY SENT YOU AND RETURNING IT ALONG WITH YOUR STOCK CERTIFICATES TO THE DEPOSITARY. IF A BANK OR BROKER HOLDS YOUR SHARES, YOU SHOULD CONTACT YOUR REPRESENTATIVE AND INSTRUCT THE BANK OR BROKER TO TENDER THE SHARES ON YOUR BEHALF. IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE IN TENDERING YOUR SHARES, PLEASE CONTACT OUR INFORMATION AGENT, MACKENZIE PARTNERS, INC., AT (800) 322-2885.

The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the Offer to Purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003, as amended and restated on November 3, 2004. Stockholders should read the Amended and Restated Offer to Purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the Amended and Restated Offer to Purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston LLC, the Dealer Manager for the offer, from MacKenzie Partners, the Information Agent for the offer, or from Oracle Corporation.